INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Number 33-27303 on Form S-4, in Registration Statement Number 33-42500 on Form S-8, in Registration Number 33-42553 on Form S-8, in Registration Statement Number 33-42499 on Form S-8, and in Registration Statement Number 33-53046 on Form S-3, of our reports (which express an unqualified opinion and include an explanatory paragraph relating to a change in accounting for income taxes) dated February 22, 1995, appearing in and incorporated by reference in this Annual Report on Form 10-K of Dillard Department Stores, Inc. and subsidiaries for the year ended January 28, 1995.




DELOITTE & TOUCHE LLP

New York, New York
April 21, 1995